ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT

Allspring Funds Management, LLC (“Allspring Funds Management”) and Allspring Funds Distributor, LLC (“Allspring Funds Distributor”) serve as the investment adviser and the principal underwriter for the Allspring Funds (the “Funds”), respectively. Allspring Funds Management, LLC and Allspring Funds Distributor, LLC shall together be referred to as “Allspring”. Allspring and The United State Life Insurance Company in the City of New York (“Company”), on behalf of itself and each separate account of the Company named in Schedule C to this Agreement, hereby agree that Company will provide shareholder services and may provide sub-accounting, record-keeping, and other administrative services with respect to Company’s clients (“Clients”) that own shares (“Shares”) of the Funds, listed in Schedule D of this Agreement, subject to the terms of this Administrative and Shareholder Services Agreement (“Agreement”), which shall be dated and effective as of April 9, 2025.

SECTION 1. TERMS AND CONDITIONS APPLICABLE TO THE SERVICING OF THE FUNDS

a.    Orders

(i) Company agrees to make available Shares of the Funds (including classes thereof) only at the public offering price described in the then-current Prospectus and Statement of Additional Information (including any supplements, stickers or amendments thereto) relating to the applicable Fund (or, as appropriate, class thereof), as filed with the U.S. Securities and Exchange Commission (“SEC”) (collectively, the “Prospectus”). All orders shall be effected in accordance with the Prospectus.

(ii) Company agrees that it is acting as principal for Company’s own account or as agent on behalf of Company’s Clients in all transactions in Shares, and not as agent, representative, or partner of Allspring or any of the Funds.

(iii) In the case of any redemption of Shares, Allspring or the applicable Fund shall pay to Company, and Company will pay as redemption proceeds to Clients the net asset value, minus any applicable redemption fee or contingent deferred sales charge (“CDSC”), determined after receipt of the order as discussed in the Prospectus. Company agrees not to repurchase any Shares from its Clients at a price other than that next determined by a Fund for redemption (i.e., at the net asset value of such Shares, less any applicable redemption fee or contingent deferred sales charge), in accordance with the Fund’s Prospectus.

(iv) If payment for Shares purchased by Company for a Client is not received by Allspring Funds Distributor within the time customary or the time required by law for such payment, Company shall forfeit its right to any compensation with respect to such order, and Allspring Funds Distributor reserves the right, without notice, to cancel the purchase order, or, at its option to present the Shares purchased back to the Fund for redemption, in which case Allspring Funds Distributor may hold Company responsible for any loss, including loss of profit, suffered by Allspring Funds Distributor or the Fund resulting from Company’s failure to make payment. All orders are subject to acceptance by Allspring Funds Distributor in its sole discretion.

(v) Company may place orders through the National Securities Clearing Corporation (“NSCC”) in accordance with Schedule A provided, however, that Company is a member of NSCC and agrees to be governed by applicable NSCC rules and procedures.

b.   Duties of Company

(i)   Company shall not provide distribution services primarily intended to result in the sale of Shares, unless Company is a broker-dealer registered with the Financial Industry Regulatory Authority (“FINRA”), a “bank” as defined in the Securities Exchange Act of 1934 or otherwise exempt from registration as a broker-dealer.

(ii)  Company agrees to maintain records of all purchases and sales of Shares made through Company to the extent required by applicable law, rule or regulation and to furnish Allspring with copies of such records upon request. Additionally, Company agrees to provide Allspring and the Funds with any shareholder information requested pursuant to Schedule B.

(iii)  Company agrees to date and time stamp all orders for the purchase or sale of Shares received by Company, and to promptly forward such orders to Allspring in time for processing at the public offering price next determined after receipt of such orders by Company, in each case as described in the applicable Prospectus. Company represents that it has procedures in place reasonably designed to ensure that orders received by Company are handled in a manner consistent with Rule 22c-1 under the Investment Company Act of 1940, as amended, and any SEC staff positions or interpretations issued thereunder. Company agrees to furnish proof of such date and time stamped orders to Allspring when reasonably requested.

(iv)  Company agrees that it shall assume responsibility for any loss to the Fund caused by a correction to any order placed by Company or any ineligible “as of” trades that are made subsequent to the trade date for the order, to the extent the need for such order correction or as of trades were not caused by Allspring and its affiliates. Company further agrees that it will immediately pay such loss to the Fund upon notification.

(v)   Company agrees that all expenses incurred by it in connection with its performance under this Agreement will be borne by Company.

(vi)   Company agrees to inform its Clients of applicable sales charge discount opportunities and to inquire about other qualifying holdings that might entitle its Clients to receive such discounts. Allspring and the Funds have no obligation whatsoever to ensure that Company is appropriately seeking or applying such discounts.

(vii)  Company will, upon request, provide Allspring with information about each Client that beneficially owns more than five percent of a Fund’s then-outstanding Shares.

c.   Company Compensation

(i)      Company compensation, if any, on sales of Shares will be as provided in the Prospectus. Company agrees that each Fund may, without prior notice, suspend or eliminate the payment of any compensation, by amendment, sticker or supplement to the then-current Prospectus for such Fund. Allspring shall have no obligation to pay any compensation to Company for the sale of Shares of a Fund until Allspring receives the related compensation from the Fund, and Allspring’s liability to Company for such payments is limited solely to the related compensation that Allspring receives from such Fund.

(ii)     Company may be entitled to receive ongoing shareholder servicing fees to the extent provided in the applicable Prospectus. To the extent Allspring waives any payments payable to Allspring under a shareholder servicing plan, the amounts payable to Company will be reduced accordingly. Company acknowledges that service fees may be discontinued or reduced at any time by Allspring and/or the Funds. In determining the amount payable to Company hereunder, Allspring reserves the right to exclude any assets which it determines are attributable to sales not made in accordance with the terms of the Prospectus and provisions of this Agreement.

(iii)    Allspring reserves the right not to pay any compensation more than six (6) months in arrears in respect of purchases, accounts and/or assets that were not timely identified as eligible for compensation pursuant to this Agreement.

(iv)    Compensation shall be payable monthly, provided that Company shall not be entitled to compensation in any month that the total consideration payable to Company under this Agreement does not exceed $100.

d.   Pricing Errors

Adjustments and/or payments shall be made to each account consistent with the Funds’ net asset value error correction policies in the event of any error in the determination of the price of Shares. Allspring shall not, nor shall any Fund, be responsible for payment of any costs of reprocessing account holdings or values or costs of reprocessing individual Client transactions arising out of a pricing error.

SECTION 2. COMPANY REPRESENTATIONS AND WARRANTIES

a.   In addition to the representations and warranties found elsewhere in this Agreement, Company represents and warrants that:

(i)   It is empowered under applicable laws and by Company’s organizational documents to enter into this Agreement and perform all activities and services of Company provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting Company’s ability to perform under this Agreement.

(ii)  It has, and will maintain during the term of this Agreement, appropriate blanket bond insurance policies covering any and all acts of Company’s partners, directors, officers, employees, and agents adequate to reasonably protect and indemnify Allspring, the Funds and their respective employees, officers and directors against any loss which they may suffer or incur, directly or indirectly, as a result of any act or omission by Company or Company’s partners, directors, officers, employees and agents.

(iii)  It will be bound by and comply with all applicable federal and state laws and all rules and regulations promulgated thereunder generally affecting the sale or distribution of mutual fund shares or classes of such shares and will adopt, implement and maintain during the term of this Agreement such policies, procedures and internal controls as are necessary to ensure compliance therewith.

(iv)  It will comply with the applicable terms of the then-current Prospectus.

(v)   Neither it nor any of its partners, directors, officers, employees, and agents is authorized to give any information or make any representations concerning Shares of any Fund except those contained in the Fund’s Prospectus or in materials provided by Allspring.

(vi)   It will only use sales literature, sales bulletins and advertising relating to the Funds that are supplied by Allspring, or are approved in writing by Allspring in advance of their use. Such approval may be withdrawn by Allspring in whole or in part upon notice to Company, and Company shall, upon receipt of such notice, immediately discontinue the use of such sales literature, sales bulletins and advertising. Company is not authorized to modify or translate any such materials without Allspring’s prior written consent.

(vii)  It is a “financial institution” as defined in 31 U.S.C. 5312(a)(2) or (c)(1) and is regulated by a “Federal functional regulator” as defined in 31 CFR §103.120(a)(2).

b.   If any of the representations or warranties set forth in this Section 2 at any time ceases to be true, Company shall promptly notify Allspring of this fact. Such notice shall be provided in accordance with Section 9.

SECTION 3. ANTI-MONEY LAUNDERING RESPONSIBILITY

a.   Company represents and warrants that it is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations of the Bank Secrecy Act and applicable guidance issued by the SEC and the guidance and rules of the applicable exchange and FINRA. Company agrees to immediately notify in writing the Anti-Money Laundering Compliance Officer of Allspring Funds Distributor, and shall provide pertinent Client information as permitted by Section 314(b) of the USA PATRIOT Act, if it becomes aware of any suspicious activity, pattern of activity or any activity that may require further review to determine whether it is suspicious in connection with the Funds.

b.   Company will take all reasonable and practicable steps to ensure that it does not accept or maintain investments in any Fund, directly or indirectly from a person or entity (A) who is subject to sanctions administered by the U.S. Office of Foreign Assets Control (“OFAC”), (B) is included in any executive order or is on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, or (C) whose name appears on such other lists of prohibited persons and entities as may be mandated by applicable U.S. law or regulation. If Company becomes aware that it is holding property in which a Client subject to a sanctions regime has a beneficial interest, Company will take all appropriate steps to block such beneficial interest and report it to OFAC to the extent and in the manner required by applicable law.

SECTION 4. PRIVACY

Company agrees that it will adopt and implement procedures to comply with the Gramm-Leach-Bliley Act and all other federal and state laws and regulations governing the privacy and security of customer information, including SEC Regulation S-P. The most current version of the Funds’ privacy policy may be obtained at www.allspringglobal.com.

SECTION 5. RIGHT TO AUDIT AND ACCESS

Upon reasonable request and notice to Company, Allspring will be permitted to audit Company information, controls and procedures designed to fulfill its duties and responsibilities under this Agreement and/or granted reasonable access to Company’s personnel and records to allow Allspring to assess the quality and nature of services provided by Company and verify amounts payable or owed, under this Agreement. Allspring and its representatives must comply with all reasonable security and confidentiality procedures established by Company. Company will, upon request, provide Allspring with a third party audit report to demonstrate testing of Company’s operational controls (e.g. SSAE-16, SOC-1, FICCA, etc.).

SECTION 6. INDEMNIFICATION

a.   Neither Allspring nor Company shall be liable to the other except for (1) acts or failure to act which constitute willful misconduct, bad faith or negligence and (2) obligations expressly assumed under this Agreement. In addition, Company agrees to indemnify, defend and hold Allspring, the Funds and their respective employees, officers and directors harmless from any claim, damage, loss or expense on account of acts or failure to act which constitute willful misconduct, bad faith or negligence by Company or Company’s partners, directors, officers, employees or agents in connection with the discharge of Company’s responsibilities under this Agreement or breach of any of its representations or warranties contained in this Agreement. If such claims are asserted, the indemnitee(s) shall have the right to manage their own defense, including the selection and engagement of legal counsel, and all costs of such defense shall be borne by Company.

b.   Allspring agrees to comply with all laws and regulations applicable to the offer and sale of Shares of the Funds and will indemnify and hold Company and its employees, officers, and directors harmless from any claim, damage, loss or expense on account of acts or failure to act which constitute willful misconduct, bad faith or negligence by Allspring, its representatives, agents or sub-agents in connection with this Agreement or any misrepresentation contained in the Prospectus or sales literature, sales bulletins and advertising supplied by Allspring.

c.   Company agrees to notify Allspring, within a reasonable time, of any claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Company or its partners, affiliates, officers, directors, employees or agents.

SECTION 7. TERMINATION; AMENDMENT

a.   Either party may terminate the Agreement effective immediately upon delivery of written notice to the other party. This Agreement will terminate automatically in the event of its assignment, except for an assignment by either Party to an entity controlling, controlled by or under common control with the assignor (an “affiliate assignment”). In the event of an affiliate assignment, the assignee shall provide notice to the other Party and shall be bound by all of the provisions of this Agreement.

b.   Any provision of this Agreement may be amended by Allspring at any time upon written notice to Company. This Agreement supersedes and cancels any prior agreement with respect to the sales of Shares of any of the Funds.

SECTION 8. GOVERNING LAW

This Agreement shall be governed and construed in accordance with the laws of the State of California, without reference to choice-of-law principles thereof.

SECTION 9. NOTICES

Unless otherwise agreed to by both parties, all notices under this Agreement will be given in writing to Allspring at its offices, located at:

Allspring Funds Distributor, LLC

Attn: Contracts & Agreements

417 E. Chicago Street

Milwaukee, WI 53202

Email: allspringcontracts@allspringglobal.com

All notices to Company shall be given or sent to Company at Company’s address shown below.

Notices to be provided to Company shall be delivered as follows:

The United States Life Insurance Company in the City of New York

Attn: Johnpaul General Counsel

2919 Allen Parkway, L4-01

Houston, TX 77019

Email: saamcolegal@corebridgefinancial.com

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ALLSPRING FUNDS MANAGEMENT, LLC	ALLSPRING FUNDS DISTRIBUTOR, LLC

/s/ Annette Lege	/s/ John Moninger
Annette Lege, CFO	John Moninger, President

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

By:	/s/ Barbara Rayll

Name:	Barbara Rayll

Title:	Vice President, Business Case Development

Date:	April 9, 2025

Address:	2919 Allen Parkway

Houston, TX 77019

Telephone:	(713) 831-2236

TAX ID #:	13-5459480

SCHEDULE A

OPERATING PROCEDURES

Allspring Funds Distributor understands and agrees that orders for purchases and redemptions pursuant to this Agreement may be, but are not required to be, placed by use of the NSCC-Fund/SERV system. The procedures to be followed by Company are as set forth below. In the event of a discrepancy between the terms of a Fund’s Prospectus and this Schedule A, the particular Fund’s Prospectus will govern. Unless otherwise defined below, all capitalized terms have the meanings specified in the Agreement of which this Schedule is a part.

Procedures for Transactions Conducted via NSCC-Fund/SERV:

(a)

On each day that the New York Stock Exchange (“NYSE”) is open for trading (“Business Day”), Company represents and warrants that all orders for the purchase, exchange or redemption of Fund shares transmitted to Fund/SERV for processing on or as of a given Business Day (“Day 1”) shall have been received by Company prior to the regular close of trading on the NYSE (the “Cutoff Time”) on Day 1. Such orders shall receive the share price next calculated following the Cutoff Time on Day 1. Company represents and warrants that orders received by Company after the Cutoff Time on Day 1 shall be treated by Company and transmitted to Fund/SERV as if received on the next Business Day (“Day 2”). Such orders shall receive the share price next calculated following the Cutoff Time on Day 2. Company represents that it has systems in place reasonably designed to prevent orders received after the Cutoff Time on Day 1 from being executed with orders received before the Cutoff Time on Day 1.

(b)

By 6:00 p.m. Eastern Time on each Business Day, Company will use its best efforts to notify Allspring Funds Distributor, either verbally or by electronic mail, of purchases and redemptions of $1,000,000 or more for each Fund.

(c)

On each Business Day on which Company receives instructions prior to the Cutoff Time, Company shall transmit to Allspring Funds Distributor via the NSCC Fund/SERV system purchase and redemption instructions for all Clients of Company. Company further agrees to utilize NSCC DCC&S cycles for eligible trades only. Allspring Funds Distributor reserves the right to reverse any trades sent in DCC&S that are not eligible for DCC&S processing. Costs associated with these trade reversals will be borne by Company. In situations where Company is unable to transmit these trades on trade date due to system malfunctions, Company may call in the instructions by no later than 9:00 a.m. Eastern Time on the Business Day following the trade date for such orders; such instructions will still be effected at the net asset value for the previous Business Day on an “as of” basis. These “as-of” trades will require a medallion guaranteed letter of indemnity to be sent to the Funds’ Transfer Agent, via facsimile no later than 9:30 a.m. Eastern Time. In such cases, Company agrees to reimburse each Fund for any loss incurred by that Fund or dilution caused to that Fund promptly upon demand. If Company utilizes the extension permitted by this paragraph more than twice in any three month period, Allspring Funds Distributor reserves the right to terminate this Agreement and revoke the trading arrangements described herein.

(d)

The Fund reserves the right, in its sole discretion, to reject, reverse or reprice the orders (notwithstanding the fact that Company may have received Fund/SERV confirmation of the orders) and Company will be responsible for reimbursement of any loss sustained by the Fund that may arise out of the improper transmittal of such orders.

(e)

Company shall segregate purchase instructions by sales charge discount category consistent with the terms of the Funds’ Prospectus. In applying sales charges, Company shall take into account other assets eligible for linking pursuant to rights of accumulation, concurrent purchases, aggregating accounts and letters of intent, each as described in the Funds’ Prospectus. In the case of redemption instructions, Company shall disburse or credit to Clients all proceeds of redemptions of Shares of each Fund and all dividends and other distributions not reinvested in Shares of each Fund net of any applicable CDSCs.

SCHEDULE B

RULE 22C-2 SHAREHOLDER INFORMATION AGREEMENT

Company agrees that it will comply with any restrictions and limitations on exchanges described in each Fund Prospectus, including any restrictions or prohibitions relating to frequent purchases and redemptions (i.e., market timing). To that end, Company agrees to provide Allspring and the Funds, upon written request, the taxpayer identification number (the “TIN”), if known, of any or all shareholder(s) of the Funds held through an account with Company and the amount, date, name or other identifier of any investment professional(s) associated with the shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account with Company during the period covered by the request.

1. Agreement to Provide Information. Company agrees (i) to provide Allspring, promptly upon request, the TIN, if known (or in the case of non-U.S. shareholders, if the TIN is unavailable, the International TIN or other government issued identifier), of any or all shareholder(s) that purchased, redeemed, transferred or exchanged shares through an account with Company, and the amounts and dates of such purchases, redemptions, transfers, and exchanges, in each case during the period covered by the request, and (ii) to use its best efforts to determine, promptly upon request, whether any shareholder identified in information provided pursuant to the foregoing clause (i) is itself a “financial intermediary” as defined in Rule 22c-2 (“indirect intermediary”).

a.  Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which identification and transaction information is sought.

b.  Form and Timing of Response. Company agrees to transmit the requested information to Allspring and the Funds promptly, but in any event not later than five (5) business days, after receipt of a request. To the extent practicable, the format for any transaction information provided to Allspring and the Funds should be consistent with the NSCC Standardized Data Reporting Format.

c.  Limitations on Use of Information. Allspring agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Company.

2. Agreement to Restrict Trading. Company agrees to execute written instructions from Allspring to restrict or prohibit future purchases or exchanges of shares through Company’s account, by a shareholder that has been identified by Allspring as having engaged in transactions in Shares that violate policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds. With respect to each indirect intermediary holding Shares through Company’s account, Company agrees to, upon further request by Allspring, (i) provide (or arrange to have provided) the identification and transaction information set forth in clause (i) of paragraph 1 above regarding shareholders who hold accounts with any such indirect intermediary, or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, shares issued by the Funds.

a.  Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the shareholder(s) or account(s) or other agreed-upon information to which the instruction relates.

b.  Timing of Response. Company agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by Company.

c. Confirmation by Company. Company must provide written confirmation to Allspring that instructions have been executed. Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3. Definitions. For purposes of this Schedule B, the term “shareholder” means: (i) an indirect intermediary that holds accounts with Company; (ii) the beneficial owner of Shares of a Fund, whether the Shares are held directly or by Company in nominee name; (iii) a retirement plan participant that directs that his or her plan account be invested in a Fund, notwithstanding that the plan may be deemed to be the beneficial owner of the Fund shares; and (iv) the holder of interests in a variable annuity or variable life insurance contract issued by Company to the extent Company invests the proceeds from the sale of such contract in a Fund. The term “written” includes electronic writings and facsimile transmissions.

SCHEDULE C

The following separate accounts and associated contracts of The United States Life Insurance Company in the City of New York are permitted in accordance with the provisions of this Agreement to invest in the Funds shown in Schedule D:

USL Separate Account RS

SCHEDULE D

The Separate Account(s) shown on Schedule C may invest in the following Portfolio(s) of the Fund.

Allspring Core Plus Bond Fund, Class R6